Exhibit 23.2

DEGOLYER AND MACNAUGHTON

4925 GREENVILLE AVENUE, SUITE 400

ONE ENERGY SQUARE

DALLAS, TEXAS 75206

March 29, 2004

The Wiser Oil Company

8115 Preston Road, Suite 400

Dallas, Texas 75225

Ladies and Gentlemen:

We hereby consent to the references to our firm and to the information regarding our estimates of oil, condensate, natural gas liquids, and natural gas reserves and revenues in our reports entitled “Appraisal Report as of December 31, 2003 on Certain Properties owned by The Wiser Oil Company,” “Appraisal Report as of December 31, 2002 on Certain Properties owned by The Wiser Oil Company,” and “Appraisal Report as of December 31, 2001 on Certain Properties owned by The Wiser Oil Company Proved Reserves” (our Reports) in the “Principal Oil and Gas Properties,” “Oil and Gas Reserves,” and “Supplemental Financial Information for the years ending December 31, 2003, 2002, and 2001 (unaudited) – Oil and Gas Reserves” sections of the Annual Report on Form 10-K (the Annual Report) of The Wiser Oil Company (Wiser) for the year ended December 31, 2003, and to the incorporation by reference thereof into Wiser’s Registration Statements on Form S-8 (Nos. 33-44171, 33-62441, 33-44172, 333-22525, and 333-15083) relating to the stock incentive plans of Wiser. In the sections “Summary Reserve and Operating Data” and “Oil and Gas Reserves” of Wiser’s Annual Report, estimates of reserves, revenue, and discounted present worth prepared by another petroleum consultant. We are necessarily unable to verify the accuracy of the reserves, revenue, and present worth values contained in Wiser’s Annual report when our estimates have been combined with those of another firm.

Very truly yours

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON